Exhibit 10.2

400 Somerset Corporate Blvd.
Bridgewater, NJ 08807
908-927-1400

July 27, 2022

[Name]

Dear [Name]:

The Board of Directors and I recognize that the CEO leadership transition creates some uncertainty for our company and the remaining leadership team during this transitional period. We have built a strong Executive Committee team and each of you is critical to the organization, your people and most importantly, our mission to help people see better to live better.

As such, the Talent and Compensation Committee (the “Committee”) of the Board of Directors of Bausch +Lomb (the “Company”) has approved your participation in the Executive Committee Retention Program (the “Program”), on the terms and conditions set forth in this letter agreement (this “Letter”):

•Restricted Stock Unit (RSU) Award – On July 25, 2022, you were granted a one-time retention award of 35,000 RSUs (your “Retention RSU Award”) under the Company's 2022 Omnibus Incentive Plan (the “Plan”), which will vest one-third per year on each of the first three anniversaries of the date of grant, provided that you are employed by the Company on the applicable vesting date. The Retention RSU Award will also fully vest upon a termination of your employment due to your death, disability, involuntary termination by the Company without “cause”, your resignation for “good reason” or upon a qualifying termination of your employment following a “change in control” (as such terms are defined in the Plan), in each case as further detailed in the applicable award agreement to be provided to you under the Plan (the “Award Agreement”). Your Retention RSU Award is subject to the terms and conditions of the Plan and the Award Agreement. In the event of any conflict between the terms of this Letter and the terms of the Plan and/or the Award Agreement, the terms of the Plan and the Award Agreement will control.

•Severance Benefits –
oEffective July 25, 2022, in the event of a termination of your employment by the Company without “cause” (as defined below) or your resignation for “good reason” (as defined below), in each case through the one (1) year period immediately following the effective date of the appointment of my permanent successor, then you shall be entitled to receive the following (collectively, the “Severance Benefits”):
-a cash severance payment in an amount equal to two (2) times the sum of (i) your annual base salary and (ii) your target annual bonus, which shall be payable in a lump sum within 60 days following the date of your termination of employment;
-payment of your annual cash bonus for the year of termination, which shall be (i) determined based on actual achievement of the applicable performance objectives, (ii) prorated based on the number of days you were employed by the Company during such year prior to your termination date and (iii) paid in a lump sum payment by March 15 of the year following the year in which your termination date occurs;
-the founder equity awards granted to you under the Plan on May 5, 2022 in the form of restricted stock units (the “Founder RSUs”) will vest and be settled as of the date of your termination of employment on a pro-rata basis, the number of which shall be determined by multiplying (i) the number of Founder RSUs granted to you by (ii) a fraction, (A) the numerator of which is the number of days you were employed by the Company from May 5, 2022 through your termination date and (B) the denominator of which is 1,095 (such fraction, the “Proration Factor”), minus any Founder RSUs that previously vested in accordance with their terms, if any; provided, however, that the net number of shares that you receive upon settlement of the Founder RSUs in accordance with this paragraph (i.e., after satisfaction of any applicable tax withholding obligations upon the vesting and settlement of such Founder RSUs) may not be sold, transferred or otherwise disposed of by you in any manner until the earliest to occur of (1) the date Bausch Health Companies, Inc. (“BHC”) consummates the spin-off distribution of the Company, (2) a “change in control” of the Company (as defined in the Plan), (3) the date the Board of Directors of BHC affirmatively determines that BHC will no longer pursue the spin-off distribution of the Company (a “Strategy Change”) and (4) the second anniversary of your termination of employment (such applicable date, the “Unrestricted Date”); and
-the founder equity awards granted to you under the Plan on May 5, 2022 in the form of stock options (the “Founder Options”) will vest and become exercisable as of the Unrestricted Date on a pro-rata basis, the number of which shall be determined by multiplying (i) the number of Founder Options granted to you by (ii) the Proration Factor, minus any Founder Options that vested prior to your termination date in accordance with their terms, if any; provided, however, that the Founder Options shall (A) not be exercisable unless and until the occurrence of the Unrestricted Date and (B) be exercisable until the later of the second anniversary of (x) the Unrestricted Date and (y) your termination date (provided that, notwithstanding anything to the contrary in this Letter, in no event shall your Founder Options be exercisable at any time following the original expiration date applicable to your Founder Options (i.e., May 5, 2032)).
oYour entitlement to the above-described Severance Benefits is subject to your execution and non-revocation of a waiver and release of claims to be provided to you by the Company (a “Release”), which such Release shall be executed and become irrevocable within 60 days following the date of your termination of employment.
oNotwithstanding anything to the contrary in this Letter, the Severance Benefits will be reduced by the amount of any severance payments otherwise payable to you in connection with such termination of your employment under any employment or other agreement between you and the Company or under any applicable severance plan, policy, agreement or arrangement maintained by the Company or any of its affiliates, and in no event will you be entitled to a duplication of severance benefits.
oFor purposes of the Severance Benefits described above, the terms “cause” and “good reason” shall have the meanings set forth in your existing employment agreement with the Company; provided that, solely for purposes of the Severance Benefits under this Letter, the occurrence of a Strategy Change shall constitute an additional event giving rise to “good reason” (i.e., by virtue of being deemed a breach by the Company of this Letter solely for purposes of the Severance Benefits), subject to your compliance with the applicable procedural requirements (e.g., notice timing, cure periods and timing of your resignation) set forth in your existing employment agreement in respect of a resignation for “good reason”.
oExcept as expressly modified by this Letter, your employment agreement with the Company will remain in full force and effect in accordance with its existing terms,

including your right to receive other severance payments and benefits upon your termination of employment (without duplication hereunder).

Please sign this Letter to indicate your acceptance of participation in this Program and returned a copy to Kelly Webber by Monday, August 1.

I am proud of what we have accomplished as a team and know that because of each of you, Bausch + Lomb has a bright future ahead.

Very truly yours,

/s/ Joseph C. Papa
Joseph C. Papa
CEO

Name: ________________________________ Date: ________________________
[Name]

All payments under this Letter shall be subject to any applicable withholding on account of federal, state, local and foreign taxes as required by law. All payments and benefits under this Letter are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance promulgated thereunder “Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of Section 409A, and this Letter shall be construed and administered in accordance with such intention. With respect to a payment of “nonqualified deferred compensation” (as defined in Section 409A) triggered by a termination of employment, a termination of employment shall be deemed not to have occurred until such time as you incur a “separation from service” in accordance with Section 409A. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Letter shall be treated as a separate payment of compensation. If a payment under this Letter arises on account of your separation from service while you are a “specified employee” (as defined under Section 409A), any payment of “nonqualified deferred compensation” that is scheduled to be paid within six (6) months after such separation from service will accrue without interest and will be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death. If the period during which you have discretion to execute or revoke the Release straddles two calendar years, the Severance Benefits shall be paid or commence being paid, as applicable, in all events in the second of such calendar years, regardless of within which calendar year you actually deliver the executed Release agreement to the Company, subject to the release agreement first becoming effective and irrevocable.